Consent of Registered Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 5, 2019, relating to the consolidated financial statements of Processa Pharmaceuticals, Inc., appearing in the amended Annual Report on Form 10-K of Processa Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ BD &Co
Owings Mills, MD
August 14, 2019